                                                                      EXHIBIT 11

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                          1997           1996           1995
                                                      ------------    -----------    ----------
Shares of common stock outstanding at beginning of
  year(1).........................................       6,828,129      6,697,062     6,538,788
Weighted-average shares issued during the year....          40,354         77,912       115,270
                                                      ------------    -----------    ----------
Average common and common equivalent shares
  outstanding -- basic............................       6,868,483      6,774,974     6,654,058
Weighted-average shares assumed issued under stock
  option plans and exercise of warrants (using
  treasury stock method) during the year under
  diluted.........................................              --             --        32,870
                                                      ------------    -----------    ----------
Average common and common equivalent shares
  outstanding -- diluted..........................       6,868,483      6,774,974     6,686,928
                                                      ============    ===========    ==========
Net income (loss):
  Income (loss) before extraordinary item.........    $(13,145,000)   $(1,298,000)   $  786,000
  Extraordinary item -- Loss on extinguishment of
     debt, net of taxes...........................         208,000        933,000            --
                                                      ------------    -----------    ----------
Net income (loss).................................    $(13,353,000)   $(2,231,000)   $  786,000
                                                      ============    ===========    ==========
Earnings (loss) per share -- basic and diluted:
  Income (loss) before extraordinary item.........    $      (1.91)   $     (0.19)   $     0.12
  Extraordinary item..............................           (0.03)         (0.14)           --
                                                      ------------    -----------    ----------
Earnings (loss) per share -- basic and diluted....    $      (1.94)   $     (0.33)   $     0.12
                                                      ============    ===========    ==========

---------------

(1) This represents total outstanding shares of common stock less treasury shares. See Note 1 to the Consolidated Financial Statements and the Consolidated Statement of Stockholders' Equity in Item 14 for additional information.